Exhibit 99.1

MBIA Inc. Reports Third Quarter 2016 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--November 8, 2016--MBIA Inc. (NYSE:MBI) (the Company) today reported consolidated GAAP net income of $31 million, or $0.23 per diluted share, for the third quarter of 2016 compared with a consolidated net loss of $35 million, or $(0.23) per diluted share, for the third quarter of 2015. The $66 million favorable change in the financial result versus the year-ago quarter was primarily due to a favorable variance in the fair value of interest rate swaps and net gains on the sale of investments.

Book value per share was $26.95 as of September 30, 2016 compared with $24.61 as of December 31, 2015. The increase in book value per share since year-end 2015 was primarily due to share repurchases that decreased common shares outstanding. During the first nine months of 2016, the Company repurchased 16.6 million shares of its common stock.

The Company also reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $5 million or $0.04 per diluted share for the third quarter of 2016 compared with Combined Operating Income of $24 million or $0.15 per diluted share for the third quarter of 2015. The decline in Combined Operating Income for the third quarter of 2016 compared to the same period of 2015 was primarily driven by higher losses and loss adjustment expenses.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $32.39 as of September 30, 2016 compared with $29.69 as of December 31, 2015. The increase in ABV per share since year-end 2015 was primarily driven by the repurchase of 16.6 million shares during the first nine months of 2016.

Operating Income and ABV per share provide investors with two perspectives of the Company’s financial results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Statements from Company Representative

Bill Fallon, MBIA Inc.’s President and Chief Operating Officer stated, “This quarter, we continued to lay the groundwork for our future success, as we further expanded our network of new business relationships, pursued favorable resolutions for our stressed insured credits and strengthened our financial foundation by further reducing leverage and trimming expenses.”

Mr. Fallon added, “In particular, the market’s expanding acceptance of National in this challenging low interest rate environment is encouraging. More counterparties are seeking bond insurance from National and National’s trading differential with its competitors continues to narrow.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $73 million, or $(0.55) per diluted common share for the nine months ended September 30, 2016, compared with consolidated net income of $98 million, or $0.55 per diluted common share, for the first nine months of 2015. The $171 million adverse variance was primarily driven by a $111 million unfavorable variance in the fair value of insured derivatives and a $70 million increase in losses and loss adjustment expenses.

The Company’s Combined Operating Income for the nine months ended September 30, 2016 was $36 million or $0.28 per diluted share compared with Combined Operating Income of $77 million or $0.45 per diluted share for the first nine months of 2015. The $41 million decrease in the Combined Operating Income for the first nine months of 2016 was primarily due to lower premiums earned and an adverse variance in losses and loss adjustment expenses.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through National Public Finance Guarantee Corporation (“National”), its primary operating subsidiary. The U.S. Public Finance Insurance segment recorded GAAP net income of $44 million for the third quarter of 2016 versus $46 million for the third quarter of 2015.

National also recorded $24 million of Operating Income in the third quarter of 2016 compared with $48 million of Operating Income for the third quarter of 2015. The $24 million decrease in Operating Income was primarily due to a $35 million adverse variance in losses and loss adjustment expenses.

Net premiums earned in the U.S. Public Finance Insurance segment were $60 million in the third quarter of 2016, down 12 percent from $68 million of net premiums earned in the third quarter of 2015, which comprised a 16 percent decrease in scheduled premiums earned and a 9 percent decrease in refunded premiums earned.

National insured $339 million of new business gross par exposure during the third quarter of 2016, up from $129 million during the third quarter of 2015.

Net investment income for the U.S. Public Finance Insurance segment was $29 million for both the third quarter of 2016 and the prior year’s third quarter.

Net gains on financial instruments at fair value and foreign exchange was $31 million for the third quarter of 2016 versus $1 million for the third quarter of 2015. The change was primarily related to net gains on the sale of investments.

The U.S. Public Finance Insurance segment’s losses and loss adjustment expenses were $28 million in the third quarter of 2016, primarily related to its insured Puerto Rico bonds, versus a benefit of $7 million in the third quarter of 2015.

For the third quarter of 2016, the amortization of deferred acquisition costs totaled $12 million versus $15 million for the third quarter of 2015, reflecting the reduction in premiums earned. Operating expenses were $15 million and $17 million for the third quarters of 2016 and 2015, respectively.

National had statutory capital of $3.5 billion and claims-paying resources totaling $4.7 billion as of September 30, 2016. National’s insured portfolio declined by $13 billion during the quarter, ending the quarter with $125 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 35 to 1, down from 48 to 1 at year-end 2015.

Corporate Results

The corporate segment includes general corporate activities, as well as the support services provided to the Company’s other operating businesses and asset and capital management activities. The corporate segment recorded a GAAP net loss of $15 million for the third quarter of 2016 versus a net loss of $43 million for the third quarter of 2015. The $28 million favorable variance was primarily driven by a $43 million reduction of net losses on financial instruments at fair value and foreign exchange, which largely resulted from a favorable change in the fair value of interest rate swaps.

The corporate segment recorded an Operating Loss of $19 million in the third quarter of 2016 compared with an Operating Loss of $24 million in the third quarter of 2015. The $5 million improvement in the corporate segment's Operating Loss was primarily driven by a favorable variance in investment related activity included in the Operating Loss.

As of September 30, 2016, MBIA Inc. held cash and liquid assets of $237 million, which excludes assets in its tax escrow account that totaled $295 million at quarter-end.

The Company’s consolidated net operating loss carryforward for income tax purposes as of September 30, 2016 was approximately $2.7 billion.

During the third quarter of 2016, the Company and its subsidiaries did not repurchase any of its common shares. As of September 30, 2016, there was $88 million remaining capacity under the Company’s current share repurchase authorization. As of November 2, 2016, 136 million of the Company’s common shares were outstanding.

International and Structured Finance Insurance Results

The Company’s international and structured finance insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

MBIA Insurance Corporation’s statutory net loss was $40 million in the third quarter of 2016, compared with a net loss of $12 million in the third quarter of 2015. Statutory net losses and loss adjustment expenses incurred for the third quarter of 2016 were $74 million compared with net losses and loss adjustment expenses incurred of $50 million in the comparable quarter of the prior year. The statutory capital of MBIA Insurance Corporation as of September 30, 2016 was $674 million and claims-paying resources totaled $2.1 billion.

As of September 30, 2016, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $238 million consisting of cash and liquid invested assets.

During the third quarter of 2016, MBIA Insurance Corporation announced that its wholly owned subsidiary, MBIA UK (Holdings) Ltd., had reached an agreement to sell its operating subsidiary, MBIA UK Insurance Limited (MBIA UK), subject to satisfying closing conditions and securing several regulatory approvals. The potential sale of MBIA UK is an element of MBIA Insurance Corporation’s strategy to satisfy its claims payment obligations on the Zohar II 2005-1 CLO (Zohar II Notes) it insures. The Zohar II Notes had $770 million of gross par outstanding as of September 30, 2016 and are currently scheduled to mature on January 20, 2017.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Wednesday, November 9, 2016 at 8:00 AM (ET) to discuss its third quarter 2016 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 99802609. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on November 9 and will remain available until 11:59 p.m. on November 23 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 99802609. In addition, a recorded replay of the call will become available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income: The sum of Operating Income of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income” definition.

Operating Income/Loss: Operating Income/Loss is a useful measurement of performance because it measures income/loss from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income/Loss also excludes net income/loss of the Company’s non-core operating segments. The Company’s non-core segment includes the activities of its international and structured finance insurance segment. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income/loss is disclosed on an after-tax basis and adjustments to net income/loss are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income/Loss as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income/Loss is not a substitute for and should not be viewed in isolation from GAAP net income/loss.

Operating Income/Loss per share represents that amount of Operating Income/Loss allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	September 30, 2016	December 31, 2015
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,131 and $5,155)	$5,295	$5,145
Investments carried at fair value	73	177
Investments pledged as collateral, at fair value (amortized cost $231 and $322)	227	291
Short-term investments held as available-for-sale, at fair value (amortized cost $756 and $720)	756	721
Other investments (includes investments at fair value of $6 and $13)	9	16
Total investments	6,360	6,350

Cash and cash equivalents	191	464
Premiums receivable	707	792
Deferred acquisition costs	137	168
Insurance loss recoverable	528	577
Deferred income taxes, net	963	951
Other assets	143	156
Assets of consolidated variable interest entities:
Cash	25	58
Investments held-to-maturity, at amortized cost (fair value $573 and $2,401)	890	2,689
Fixed-maturity securities at fair value	270	932
Loans receivable at fair value	1,142	1,292
Loan repurchase commitments	404	396
Other assets	27	11
Total assets	$11,787	$14,836

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,344	$1,591
Loss and loss adjustment expense reserves	513	516
Long-term debt	1,975	1,889
Medium-term notes (includes financial instruments carried at fair value of $106 and $161)	932	1,016
Investment agreements	418	462
Derivative liabilities	383	314
Other liabilities	229	211
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $1,433
and $2,362)	2,323	5,051
Derivative liabilities	-	45
Total liabilities	8,117	11,095

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,529,999
and 281,833,618	284	282
Additional paid-in capital	3,153	3,138
Retained earnings	2,965	3,038
Accumulated other comprehensive income (loss), net of tax of $2 and $51	35	(61)
Treasury stock, at cost--147,806,592 and 130,303,241 shares	(2,779)	(2,668)
Total shareholders' equity of MBIA Inc.	3,658	3,729
Preferred stock of subsidiary	12	12
Total equity	3,670	3,741
Total liabilities and equity	$11,787	$14,836

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues:
Premiums earned:
Scheduled premiums earned	$42	$47	$131	$153
Refunding premiums earned	35	37	94	123
Premiums earned (net of ceded premiums
of $2, $2, $5 and $7)	77	84	225	276
Net investment income	39	38	115	112
Fees and reimbursements	22	1	24	4
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(4)	(18)	(20)	(30)
Unrealized gains (losses) on insured derivatives	20	21	-	121
Net change in fair value of insured derivatives	16	3	(20)	91
Net gains (losses) on financial instruments at fair value and
foreign exchange	38	(55)	(17)	20
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(1)	(1)	(10)
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	-	(2)	-	-
Net investment losses related to other-than-temporary
impairments	-	(3)	(1)	(10)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)	(2)	(1)	(3)	18
Revenues of consolidated variable interest entities:
Net investment income	5	12	25	37
Net gains (losses) on financial instruments at fair value and
foreign exchange	8	13	-	9
Total revenues	203	92	353	556

Expenses:
Losses and loss adjustment	50	39	149	79
Amortization of deferred acquisition costs	10	11	30	37
Operating	32	35	97	102
Interest	49	49	148	149
Expenses of consolidated variable interest entities:
Operating	3	3	10	10
Interest	4	10	20	29
Total expenses	148	147	454	406
Income (loss) before income taxes	55	(55)	(101)	150
Provision (benefit) for income taxes	24	(20)	(28)	52
Net income (loss)	$31	$(35)	$(73)	$98

Net income (loss) per common share:
Basic	$0.23	$(0.23)	$(0.55)	$0.56
Diluted	$0.23	$(0.23)	$(0.55)	$0.55

Weighted average number of common shares outstanding:
Basic	131,633,411	155,239,723	133,368,752	169,610,370
Diluted	132,042,067	155,239,723	133,368,752	170,566,386

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$31	$(35)	$(73)	$98
Less: operating income adjustments:
Income (loss) before income taxes of the international and structured
finance insurance segment and eliminations	12	(58)	(136)	(58)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(1)	10	(32)	(50)	23
Foreign exchange gains (losses)(1)	(6)	1	(24)	44
Net gains (losses) on sales of investments(1)	32	-	51	7
Net investment losses related to OTTI	-	(3)	(1)	(10)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)(2)	(2)	(1)	(4)	22
Operating income adjustment to the (provision) benefit for income tax(3)	(20)	34	50	(6)
Operating income (loss)	$5	$24	$36	$77

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$44	$46	$135	$140
Less: operating income adjustments:
Net gains (losses) on sales of investments(1)	31	-	61	3
Net investment losses related to OTTI	-	(3)	-	(9)
Operating income adjustment to the (provision) benefit for income tax(3)	(11)	1	(21)	2
Operating income (loss)	$24	$48	$95	$144

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(4)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income (loss)	$(15)	$(43)	$(119)	$(6)
Less: operating income adjustments:
Mark-to-market gains (losses) on financial instruments(1)	10	(32)	(50)	23
Foreign exchange gains (losses)(1)	(6)	1	(24)	44
Net gains (losses) on sales of investments(1)	1	-	(10)	4
Net investment losses related to OTTI	-	-	(1)	(1)
Net gains (losses) on extinguishment of debt	-	-	5	(1)
Other net realized gains (losses)(2)	(2)	(1)	(4)	22
Operating income adjustment to the (provision) benefit for income tax(3)	1	13	24	(30)
Operating income (loss)	$(19)	$(24)	$(59)	$(67)
(1)	Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" on the Company's consolidated statements of operations.
(2)	Relates to the gain from the sale of Cutwater and related transaction costs.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (3)

	As of September 30, 2016	As of December 31, 2015

Reported Book Value per Share	$26.95	$24.61

Reverse book value of international and structured finance insurance segment (1)	3.14	1.61

Reverse net unrealized (gains) losses included in other comprehensive income (loss)	(1.04)	0.34

Add net unearned premium revenue (2)	4.62	5.02

Add tax impact effect on unrealized (gains) losses and unearned premium revenue	(1.28)	(1.89)

Total adjustments per share	5.44	5.08

Adjusted Book Value per Share	$32.39	$29.69
(1)	The book value for the international and structured finance insurance segment does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2016	December 31, 2015
Policyholders' surplus	$2,739	$2,478
Contingency reserves	803	910
Statutory capital	3,542	3,388

Unearned premium reserve	852	1,042
Present value of installment premiums (1)	189	197
Premium resources (2)	1,041	1,239

Net loss and loss adjustment expense reserves (1)	(112)	(30)
Salvage reserves	260	102
Gross loss and loss adjustment expense reserves	148	72
Total claims-paying resources	$4,731	$4,699

Net debt service outstanding	$205,779	$259,436

Capital ratio (3)	58:1	77:1

Claims-paying ratio (4)	47:1	61:1

MBIA Insurance Corporation (5)

	September 30, 2016	December 31, 2015
Policyholders’ surplus	$406	$609
Contingency reserves	268	276
Statutory capital	674	885

Unearned premium reserve	335	356
Present value of installment premiums (6) (8)	446	520
Premium resources (2)	781	876

Net loss and loss adjustment expense reserves (6)	(241)	(332)
Salvage reserves (7)	923	994
Gross loss and loss adjustment expense reserves	682	662
Total claims-paying resources	$2,137	$2,423

Net debt service outstanding	$46,062	$57,682

Capital ratio (3)	68:1	65:1

Claims-paying ratio (4)	25:1	27:1
(1)	Calculated using a discount rate of 3.04% as of September 30, 2016 and December 31, 2015.

(2)	Includes financial guarantee and insured credit derivative related premiums.

(3)	Net debt service outstanding divided by statutory capital.

(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.

(6)	Calculated using a discount rate of 5.18% as of September 30, 2016 and December 31, 2015.

(7)	This amount primarily consists of expected recoveries related to the Company's excess spread and put-backs.

(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com